FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2012 SECOND QUARTER FINANCIAL RESULTS

Clarksville, Indiana—April 27, 2012. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $964,000 and net income available to common shareholders of $921,000, or $0.41 per diluted share, for the quarter ended March 31, 2012 compared to net income of $970,000, or $0.44 per diluted share, for the quarter ended March 31, 2011.

Net interest income after provision for loan losses increased $24,000 for the quarter ended March 31, 2012 as compared to the same period in 2011. Interest income decreased $206,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 5.53% for 2011 to 5.15% for 2012, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $22.7 million from $471.6 million for 2011 to $494.3 million for 2012. Interest expense decreased $213,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 1.26% for 2011 to 1.06% for 2012 and to a lesser extent, a decrease in the average balance of interest-bearing liabilities of $300,000 from $424.9 million for 2011 to $424.6 million for 2012. The provision for loan losses decreased $17,000 from $287,000 for the quarter ended March 31, 2011 to $270,000 for the same period in 2012. This is due primarily to a decrease in nonperforming loans of $2.1 million from $7.3 million at September 30, 2011 to $5.2 million at March 31, 2012. In addition, net charge-offs were $50,000 for the quarter ended March 31, 2012 compared to $89,000 for the same period in 2011.

Noninterest income increased $24,000 for the quarter ended March 31, 2012 as compared to the same period in 2011. The increase was due primarily to increases in commissions and other income, which more than offset a decrease in service charges on deposit accounts of $39,000. The decrease in service charges on deposits was due primarily to a decrease in overdraft fee income.

Noninterest expenses increased $99,000 for the quarter ended March 31, 2012 as compared to the same period in 2011. The increase was due primarily to increases in compensation and benefits, data processing, and professional fees expenses of $126,000, $51,000 and $75,000, respectively, which more than offset decreases in FDIC insurance premiums and net losses on foreclosed real estate of $51,000 and $107,000, respectively. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases. The increases in data processing and professional fees expenses are due primarily to expenditures associated with the acquisition and planned integration of the four Indiana branch locations from First Federal Savings Bank of Elizabethtown that is scheduled to close on July 6, 2012.

The Company recognized income tax expense of $364,000 for the quarter ended March 31, 2012, for an effective tax rate of 27.4%, compared to income tax expense of $409,000, for an effective tax rate of 29.7%, for the same period in 2011. The lower effective tax rate for the three months ended March 31, 2012 was primarily due to a higher level of tax exempt income as a percent of income before taxes for 2012.

Results of Operations for the Six Months Ended March 31, 2012 and 2011

For the six-month period ended March 31, 2012, the Company reported net income of $1.9 million and net income available to common shareholders of $1.8 million, or $0.81 per diluted share, compared to net income of $2.1 million, or $0.94 per diluted share, for the same period in 2011.

Net interest income after provision for loan losses increased $98,000 for the six-month period ended March 31, 2012 as compared to the same period in 2011. Interest income decreased $346,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 5.64% for 2011 to 5.25% for 2012, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $25.9 million from $465.6 million for 2011 to $491.5 million for 2012. Interest expense decreased $394,000 due primarily to a decrease in the average cost of interest-bearing liabilities from 1.31% for 2011 to 1.12% for 2012, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $2.0 million from $421.0 million for 2011 to $423.0 million for 2012. The provision for loan losses decreased $50,000 from $639,000 for the six months ended March 31, 2011 to $589,000 for the same period in 2012. Net charge-offs were $338,000 for the six months ended March 31, 2012 compared to $293,000 for the same period in 2011.

Noninterest income decreased $158,000 for the six-month period ended March 31, 2012 as compared to the same period in 2011. The decrease was due primarily to decreases in service charges on deposit accounts of $99,000, net gains on the sale of loans of $66,000, and gains on the sale of securities available for sale of $68,000 for the 2012 period as compared to 2011, and a $20,000 unrealized loss on an interest rate cap contract for the six-month period ended March 31, 2012 as compared to an unrealized gain of $33,000 on the interest rate cap contract for the same period in 2011. These decreases more than offset increases in commissions and other income.

Noninterest expenses increased $296,000 for the six-month period ended March 31, 2012 as compared to the same period in 2011. The increase was due primarily to increases in advertising expense, professional fees, and data processing expense of $197,000, $137,000 and $67,000, respectively, which more than offset decreases in FDIC insurance premiums and net losses on foreclosed real estate of $100,000 and $122,000, respectively. The increase in adverting expense was due primarily to a rebranding and advertising campaign for the Bank’s new look and logo that was launched in September 2011. The increase in professional fees was due to consulting fees related to the development and enhancement of the Bank’s cash management services and expenditures associated with the aforementioned branch acquisition. The increase in data processing is due primarily to expenditures associated with the planned integration of the branches to be acquired in July 2012.

The Company recognized income tax expense of $690,000 for the six-month period ended March 31, 2012, for an effective tax rate of 26.9%, compared to income tax expense of $866,000, for an effective tax rate of 29.7%, for the same period in 2011. The lower effective tax rate for the six months ended March 31, 2012 was due primarily to a higher level of tax exempt income as a percent of income before taxes for 2012.

Comparison of Financial Condition at March 31, 2012 and September 30, 2011

Total assets increased $9.2 million from $537.1 million at September 30, 2011 to $546.2 million at March 31, 2012. Investment securities and premises and equipment increased $15.8 million and $3.2 million, respectively, which more than offset a decrease in cash and cash equivalents of $8.9 million from September 30, 2011 to March 31, 2012. Deposits increased by $22.1 million while repurchase agreements decreased by $15.1 million. The increase in deposits is primarily due to increases in noninterest-bearing deposit accounts and brokered certificates of deposits of $5.4 million and $8.0 million, respectively, and the decrease in repurchase agreements is due to the repayment of $15.1 million of brokered repurchase agreements upon their maturity during the quarter ended December 31, 2011.

Stockholders’ equity increased $2.3 million from $76.6 million at September 30, 2011 to $78.9 million at March 31, 2012. The increase was due primarily to $1.8 million of retained net earnings and a $323,000 increase in net unrealized gains on securities available for sale. At March 31, 2012, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has twelve offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
OPERATING DATA:	2012	2011	2012	2011
(In thousands, except share and per share data)

Total interest income	$6,199	$6,405	$12,559	$12,905
Total interest expense	1,123	1,336	2,365	2,759

Net interest income	5,076	5,069	10,194	10,146
Provision for loan losses	270	287	589	639

Net interest income after provision for loan losses	4,806	4,782	9,605	9,507

Total noninterest income	654	630	1,326	1,484
Total noninterest expense	4,132	4,033	8,367	8,071

Income before income taxes	1,328	1,379	2,564	2,920
Income tax expense	364	409	690	866

Net Income	$964	$970	$1,874	$2,054

Less: Preferred stock dividends declared	(43)	-	(85)	-

Net Income available to common shareholders	$921	$970	$1,789	$2,054

Net Income per share, basic	$0.43	$0.46	$0.83	$0.96
Weighted average common shares outstanding, basic	2,156,730	2,127,440	2,155,539	2,142,246

Net Income per share, diluted	$0.41	$0.44	$0.81	$0.94
Weighted average common shares outstanding, diluted	2,222,586	2,185,246	2,217,077	2,183,921

Performance ratios (annualized):
Return on average assets	0.71%	0.76%	0.70%	0.81%
Return on average equity	4.95%	7.11%	4.86%	7.47%
Interest rate spread	4.09%	4.27%	4.13%	4.33%
Net interest margin	4.24%	4.39%	4.28%	4.45%
Efficiency ratio	72.11%	70.75%	72.63%	69.39%

	March 31,	September 30,
FINANCIAL CONDITION DATA:	2012	2011
(Dollars in thousands)

Total assets	$546,249	$537,086
Cash and cash equivalents	18,331	27,203
Investment securities	133,931	118,083
Gross loans	358,613	359,104
Allowance for loan losses	4,923	4,672
Goodwill	5,940	5,940
Core deposit intangible	2,007	2,154
Earning assets	498,533	486,019
Deposits	409,706	387,626
FHLB borrowings	53,100	53,137
Total liabilities	467,301	460,485
Stockholders' equity	78,948	76,601

Non-performing assets:
Nonaccrual loans	4,552	5,622
Accruing loans past due 90 days	672	1,712
Troubled debt restructurings classified as performing loans	5,603	2,311
Foreclosed real estate	1,024	1,028
Other nonperforming assets	12	126

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.36%	1.29%
Allowance for loan losses as a percent of
nonperforming loans	94.24%	63.70%
Nonperforming loans as a percent of total loans	1.44%	2.02%
Nonperforming assets as a percent of total assets	2.17%	2.01%